Exhibit 99.1

NEWS RELEASE
For Immediate Release: Wednesday, April 9, 2008	Contact: Howard Root, CEO James Hennen, CFO Vascular Solutions, Inc. (763) 656-4300

VASCULAR SOLUTIONS ANNOUNCES SETTLEMENT

OF PATENT LITIGATION WITH DIOMED

MINNEAPOLIS, Minnesota – Vascular Solutions, Inc. (Nasdaq:VASC) today announced that it has entered into a settlement agreement with Diomed Inc. for the purpose of resolving the patent infringement lawsuit between the companies.

Pursuant to the Settlement Agreement, all claims and appeals by each side will be dismissed following a one-time payment of $3.586 million from Vascular Solutions to Diomed in full and final satisfaction of the monetary judgment related to the alleged infringement of U.S. Patent No. 6,398,777. Following the March 2007 jury verdict and subsequent monetary judgment award, Vascular Solutions recorded a $4.975 million litigation provision in the first quarter of 2007. The provision was subsequently increased to $5.245 million, primarily as the result of interest on the judgment.

Howard Root, CEO of Vascular Solutions, commented: “We agreed to settle with Diomed on the same terms and at the same percentage as they settled with our co-defendant AngioDynamics last month. We are pleased to finally resolve all of our litigation with Diomed and to eliminate this distraction from our efforts to advance our products and our business.”

About Vascular Solutions

Vascular Solutions, Inc. is a medical device company that focuses on developing unique solutions for unmet clinical opportunities within vascular procedures. The company’s five product categories consist of hemostat (blood clotting) products, extraction (clot removal) catheters, vein products, specialty catheters and access products. New products introduced since the second half of 2003 include the D-Stat Dry hemostatic bandage used for the rapid control of topical bleeding, the Pronto extraction catheter for the aspiration of soft thrombus, the Vari-Lase endovenous laser product line for the treatment of varicose veins, the Langston dual lumen specialty catheter for the measurement of aortic stenosis and the Twin-Pass dual access specialty catheter for dual wire access in percutaneous procedures.

The information in this press release contains forward-looking statements that involve risks and uncertainties. Our actual results could differ materially from those anticipated in these forward-looking statements. Important factors that may cause such differences include those discussed in our Annual Report on Form 10-K for the year ended December 31, 2007 and other recent filings with the Securities and Exchange Commission. The risks and uncertainties include, without limitation, risks associated with the need for adoption of our new products, costs and unpredictable verdicts in pending litigation with VNUS Medical, limited working capital, lack of sustained profitability, exposure to intellectual property claims, exposure to possible product liability claims, the development of new products by others, doing business in international markets, limited manufacturing experience, the availability of third party reimbursement, and actions by the FDA.

For further information, connect to www.vascularsolutions.com.

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